Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2014, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1, No. 333-191238) and related Prospectus of Intra-Cellular Therapies, Inc. for the registration of 19,169,155 shares of its common stock.

/s/ Ernst & Young LLP
McLean, VA
March 25, 2014